                         ITEM 11 EXECUTIVE COMPENSATION

                                 ITEM 402(a) (3)


                           SUMMARY COMPENSATION TABLE



                                  ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                   --------------------------------------------------  -------------------------------------
                                                           OTHER          STOCK     LONG TERM       ALL
 NAME & PRINCIPAL                                          ANNUAL        OPTIONS    INCENTIVE      OTHER
     POSITION          YEAR       SALARY     BONUS(1)      COMP.        & AWARDS     PAYOUTS      COMP(2)
     --------          ----       ------     --------      -----        --------     -------      -------
Edward J.              1998        $240,000    $442,000           --            --           --          --
Hussey                 1997         240,000     344,000           --            --           --          --
Chairman               1996         240,000     442,000           --            --           --          --
& President

Edward Joseph          1998         124,800     299,840           --            --           --     $16,809
Hussey                 1997         114,400     258,640           --            --           --      17,341
VP & Sec               1996         104,000     273,200           --            --           --      13,086

Michael F.             1998         124,800     299,840           --            --           --     $16,809
Hussey                 1997         114,400     258,640           --            --           --      17,341
VP -                   1996         104,000     273,200           --            --           --      13,086
Finance

Marc A.                1998          71,500      72,200           --            --           --          --
Dosmann                1997          68,900      56,340           --            --           --          --
VP & CFO               1996          66,300      68,040           --            --           --          --

Bruce A.               1998          71,500      72,200           --            --           --          --
McMillan               1997          68,900      51,340           --            --           --          --
VP - Sales             1996          66,300      63,040           --            --           --          --




(1) Includes amounts awarded under the Company's key employee bonus plan for the respective fiscal years even if deferred, as well as discretionary bonuses.

(2) Amount represents the time value calculated on the annual life insurance premiums paid by the Company for the respective trusts in accordance with the split dollar insurance plan described below. The time value was calculated using the effective interest rate method over 9 years, at a discount rate of 7%. The premiums paid by the Company are to be repaid by the trusts upon the death of the insureds or the termination of the policies by the trusts.



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